SEARS, ROEBUCK AND CO.

LICENSE AGREEMENT

CONSUMER PROGRAMS INCORPORATED

SEARS PORTRAIT STUDIOS

January 1, 2009

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (hereinafter referred to as “Agreement”) is entered into as of the 1st day of January, 2009 (the “Commencement Date”), by SEARS, ROEBUCK AND CO., a New York corporation (“Sears”), CONSUMER PROGRAMS INCORPORATED, a Missouri corporation (“Licensee”), and CPI CORP., a Delaware corporation (“CPI”).

Sears and certain of its affiliates and Licensee are parties to that certain License Agreement dated as of January 1, 1999, as previously amended (as so amended, the “Original Agreement”), that certain License Agreement (Off Mall), dated January 1, 1999, as previously amended (as so amended, the “Off Mall Agreement”), and that certain Development and License Agreement, dated January 31, 2001, as previously amended (as so amended the “Development Agreement”). Sears and Licensee desire to enter into this Agreement, which supersedes and replaces the Original Agreement, the Off Mall Agreement and the Development Agreement. Sears and Licensee hereby agree as follows:

I.	GRANT OF LICENSE
1.1	License for On-Premises Operations.

Sears hereby grants Licensee the non-exclusive privilege of conducting and operating, and Licensee shall conduct and operate, pursuant to the terms, provisions, and conditions contained in this Agreement, a licensed business offering the goods and services listed on Exhibit B (“Licensed Business”), at each of the Sears locations described in Exhibit A or in Location Riders attached from time to time (“Designated Sears Store(s)”).

1.2	Scope of License/Restrictions.

Licensee shall use the Licensed Business Area (defined in Section 5.1) only for the purpose authorized in this Agreement, and shall offer for sale only those services and merchandise expressly authorized by this Agreement as listed on Exhibit B attached hereto. Any changes, additions or deletions of services or merchandise require the prior written approval of Sears appropriate Licensing Manager (“Licensing Manager”).

1.3	No Representations.

Sears makes no promises or representations whatsoever as to the potential amount of business Licensee can expect at any time during operation of the Licensed Business. Except as otherwise set forth herein, Licensee is solely responsible for any expenses it incurs related to this Agreement, including, but not limited to, any increase in the number of Licensee’s employees or any expenditures for additional facilities or equipment.

II.	USE OF SEARS MARKS
2.1	License to Use Sears Marks.

Licensee shall operate the Licensed Business under the name SEARS PORTRAIT STUDIO, and only under such name, except as may be otherwise approved by Sears in accordance with the last sentence of this Section 2.1. Licensee shall use the name of Sears only in connection with the operation of the Licensed Business and only in a manner described herein or upon prior written approval by Sears’ Licensing Manager. Licensee may use the name Sears when communicating with customers or potential customers of the Licensed Business, or to identify the location of the Licensed Business and in other instances specifically approved by Sears. Licensee shall not conduct any business activity under this Agreement without Sears’ prior written approval of any and all names that Licensee intends to use in operating the Licensed Business. Notwithstanding any such approval by Sears, the name SEARS PORTRAIT STUDIO shall be, and remain, the name of primary usage and prominence used to identify the Licensed Business, at all times and at all locations of the Licensed Business during the Term (and thereafter, to the extent that continuing operations of the Licensed Business are permitted under this Agreement).

2.2	Communications with Third Parties.

Except (i) in the case of communication permitted by Section 2.1, (ii) for uses of Sears Licensed Business Marks (as defined in Section 2.5(c)) permitted under this Agreement, or (iii) as otherwise specifically approved by Sears, Licensee shall not use the name of Sears, any Sears Licensed Business Mark, or any other Sears trademarks, service marks or trade names (collectively, the “Marks”), either orally or in writing, including, but not limited to, use of any letterhead, checks, business cards, or contracts. All communications with persons or entities other than customers or potential customers of the Licensed Business shall be done solely in Licensee’s own name.

2.3	No Challenge to Marks.

Licensee shall not question, contest or challenge, either during or after the Term of this Agreement, Sears ownership of the Marks, or Sears ownership in any mailing lists, credit files or other factual information compiled by Sears and made available by Sears for use by Licensee (“Sears Information”). Licensee shall claim no right, title or interest in any Mark or Sears Information, except the right to use the same pursuant to the terms and conditions of this Agreement, and shall not register or attempt to register any Mark.

2.4	No Rights to Marks.

Licensee recognizes and acknowledges that the use of any Mark or Sears Information shall not confer upon Licensee any proprietary rights to any Mark or Sears Information. Upon expiration or termination of this Agreement, Licensee shall immediately stop using all Marks and Sears Information, and shall execute all documents Sears reasonably requests in order to confirm Sears ownership, or to transfer to Sears any rights Licensee may have acquired from Sears in any Mark or Sears Information. Nothing in this Agreement shall be construed to bar Sears, during or after expiration or termination of this Agreement, from protecting its right to the exclusive ownership of Sears Information or Marks against infringement or appropriation by any party or parties, including Licensee.

2.5	Registration of Marks; Other Restrictions on Use.

(a)       In General. This Section 2.5 sets forth additional rights and obligations of the parties with respect to ownership and use of trademarks, service marks and trade names in relation to the Licensed Business.

(b)       Licensee Prior Marks. “Licensee Prior Marks” shall mean the trademarks, service marks and trade names set forth on Schedule 2.5(b), all of which were owned or licensed by Licensee prior to execution of the Original Agreement. None of the Licensee Prior Marks shall be used for any purpose other than the Licensed Business, for so long as Licensee operates the Licensed Business at any Designated Sears Store, without the prior written approval of Sears.

(c)       Sears Licensed Business Marks. As used in this Agreement, “Sears Licensed Business Marks” shall mean (i) the service mark and trade name “SEARS PORTRAIT STUDIO”, and (ii) any and all of the other trademarks, service marks or trade names used exclusively in the operation of the Licensed Business and (A) which are or are hereafter set forth on Schedule 2.5(c) or (B) which arise in connection with Exclusive Innovations (as defined in Section 5.14). Sears may register in its own name any and all of the Sears Licensed Business Marks. The Sears Licensed Business Marks, and Licensee’s use of all Sears Licensed Business Marks, shall inure to the benefit of Sears for all purposes, including, without limitation, in regard to the Licensed Business and, as applicable, the Exclusive Innovations. Licensee shall cooperate in any registration or application for registration of the Sears Licensed Business Marks by Sears. No Sears Licensed Business Mark shall be used for any purpose other than the Licensed Business, for so long as Licensee operates the Licensed Business or at any time thereafter, without the prior written approval of Sears.

(d)       Licensee Marks Developed or Acquired After Commencement Date. As used in this Agreement, “New Licensee Marks” shall mean such trademarks, service marks or trade names which are developed or acquired by Licensee after the Commencement Date (other than in connection with Exclusive Innovations, and excluding Third Party Marks), and which may be used in the Licensed Business on a nonexclusive basis; provided, however, that the New Licensee Marks must not in any event damage the brands or reputation of Sears. The New Licensee Marks shall inure to the benefit of Licensee unless otherwise agreed by Licensee and Sears. All New Licensee Marks shall be set forth on Schedule 2.5(d).

(e)       Third Party Marks. As used in this Agreement, “Third Party Marks” shall mean all of the trademarks, service marks, and trade names that Licensee may use on a nonexclusive basis in the Licensed Business, which are required by unaffiliated third parties to be used by Licensee under licenses of products or services used by Licensee in connection with the Licensed Business. All Third Party Marks shall be set forth on Schedule 2.5(e).

(f)        Separate Licensee Marks; No Challenges. Sears acknowledges and agrees that all (i) Licensee Prior Marks, (ii) New Licensee Marks and (iii) trademarks, service marks and trade names that Licensee exclusively uses apart from the Licensed Business (“Separate Licensee Marks”) are the sole property of Licensee and Sears shall not have rights to them except as expressly provided in this Agreement. Sears shall not use any Licensee Prior Marks, New Licensee Marks, Third Party Marks or Separate Licensee Marks without the prior written approval of Licensee, except for usages of Licensee Prior Marks, Third Party Marks and

New Licensee Marks related to the purposes and intent of this Agreement. Sears shall not question, contest or challenge, either during or after the Term, Licensee’s ownership of any of the Licensee Prior Marks or New Licensee Marks, or Licensee’s ownership in any mailing lists, credit files or other factual information compiled solely by Licensee and made available by Licensee for use by Sears (“Licensee Information”) except that Sears may freely use all Licensee Information to the extent pertaining to the Licensed Business and customers thereof. Except as provided in the preceding sentence and in Section 10.1, and except to the extent, if any, that Licensee violates this Agreement in regard to Licensee Prior Marks, Third Party Marks or New Licensee Marks, Sears shall claim no right, title or interest in any Licensee Prior Marks, Third Party Marks or New Licensee Marks or Licensee Information unless and to the extent such use violates this Agreement, and shall not register or attempt to register any Licensee Prior Marks, Third Party Marks or New Licensee Marks.

2.6	Injunctive Relief.

Licensee acknowledges that the Marks and Sears Information possess a special, unique and extraordinary character, which makes it difficult to assess the monetary damage Sears would sustain in the event of unauthorized use. Irreparable injury would be caused to Sears by such unauthorized use, and Licensee agrees that in the event of breach of this Section II by Licensee there would be no adequate remedy at law and preliminary or permanent injunctive relief would be appropriate. Sears acknowledges that the Licensee Marks and Licensee Information possess a special, unique and extraordinary character, which makes it difficult to assess the monetary damage Licensee would sustain in the event of unauthorized use, other than uses permitted under this Agreement. Irreparable injury would be caused to Licensee by such unauthorized use, and Sears agrees that in the event of breach of this Section II by Sears there would be no adequate remedy at law and preliminary or permanent injunctive relief would be appropriate.

2.7	Infringing Use.

If Licensee learns of any manufacture or sale by any third party of products and/or services similar to those offered by Licensee that, in Licensee’s good faith judgment, may be confusingly similar in the minds of the public to those sold by Licensee and which bear or are promoted in association with the Marks or any names, symbols, emblems, or designs or colors which, in Licensee’s good faith judgment, may be confusingly similar in the minds of the public to the Marks, Licensee shall promptly notify Sears. Sears may, at its sole expense, take such action as it determines, in its sole discretion, is appropriate. Licensee shall cooperate and assist in such protest or legal action at Sears expense. Licensee shall not undertake any protest or legal action on its own behalf without first securing Sears written permission to do so (not to be unreasonably withheld, conditioned or delayed). If Sears permits Licensee to undertake such protest or legal action, such protest or legal action shall be at Licensee’s sole expense. Sears shall cooperate and assist Licensee at Licensee’s expense. For the purposes of this paragraph, expenses shall include reasonable attorneys’ fees. All recovery in the form of legal damages or settlement shall belong to the party bearing the expense of such protest or legal action.

2.8	Limitations.

Licensee shall not file suit using Sears name. Licensee shall not use the services of a collection agency or undertake any legal proceeding against any Sears Portrait Studio customer without the prior written approval of Sears Licensing Manager (not to be unreasonably withheld, conditioned or delayed).

2.9	Survival.

The provisions of this Section II shall survive the expiration or termination of this Agreement.

III.	TERM

3.1       The term of this Agreement (“Term”) shall be for a six (6) year period beginning on the Commencement Date, and ending at the close of business on December 31, 2014 (such period, the “Base Term”), subject to extension of the Term as set forth in the remainder of this Section III, unless sooner terminated under any of the provisions of this Agreement. All references in this Agreement to “year” shall mean the calendar year, unless otherwise provided. References to Sears’ “fiscal year” refer to the annual period used for financial reporting by Sears, starting each year on or around February 1, and ending on or around January 31. A “fiscal month” refers to a monthly period within the Sears fiscal year, and follows a customary retail industry pattern of 4-4-5 weeks per quarter.

3.2       Licensee shall have the option, exercisable upon written notice to Sears given during the last six months of the fifth year of the Base Term (subject to subsequent verification by Sears of the satisfaction of the terms and conditions of such options), to extend the Term for a four-year period, commencing on January 1, 2015 and ending at the close of business on December 31, 2018, if the amount of Net Sales in 2013 equals or exceeds an amount determined by growing the Net Sales from fiscal year 2007’s Net Sales of $234,686,930 (such amount, subject to adjustment as provided herein, the “Net Sales Baseline”), at a compound annual growth rate of 2.5% (as distinguished from a simple growth rate) during the period commencing on the Commencement Date and ending at the close of business on December 31, 2013 (the “Measurement Period”). Notwithstanding the foregoing, if the Net Sales for the Measurement Period increase at a compounded annual growth rate of less than 2.5% per annum over and above the Net Sales Baseline, but if the average annual Net Sales for the Measurement Period are not less than the Net Sales Baseline, then, Licensee may nevertheless exercise the aforesaid option by making a cash payment to Sears, concurrent with the required written notice of exercise, equal to the amount by which (i) the Sales Commission which would have been payable to Sears by Licensee had the Net Sales of Licensee for the Measurement Period increased at the 2.5% annual compounded rate described in the preceding sentence, exceeds (ii) the Sales Commission actually paid by Licensee to Sears for the Measurement Period. For each Designated Sears Store as to which Licensee’s Net Sales are included in the Net Sales Baseline, and which is closed permanently by Sears after fiscal year 2007 and prior to January 1, 2014, with the result that the Licensed Business is closed at such Designated Sears Store during such period, for all purposes under this Section 3.2, (i) the Net Sales Baseline shall be reduced to exclude Net Sales of the Licensed Business during fiscal year 2007 at such Designated Sears

Store, and (ii) the Net Sales of the Licensed Business for the Measuring Period shall exclude Net Sales at such Designated Sears Store.

Schedule 3.2 attached hereto sets forth an illustration of increases in Net Sales of the Licensed Business during the Measuring Period above the Net Sales Baseline at a compound annual growth rate of 2.5%.

3.3       Licensee shall have the option, exercisable upon written notice to Sears no later than 180 days prior to the end of (i) the Base Term, or (ii) any period by which the Term has been previously extended by operation of this Section 3.3, to extend the Term for a period of twelve months (each, a “Twelve Month Extension”), for every $10,000,000 (or a whole multiple thereof, e.g. $20,000,000) of Approved Capital Expenditures (as defined herein) made by Licensee in any 12 month period during the Term (other than the final year of the Term, as the same may have been previously extended by operation of this paragraph); provided that the maximum number of Twelve Month Extensions shall be four (4). For the avoidance of doubt, no portion of any 12 month period may be used to support more than one Twelve Month Extension. As used herein, “Approved Capital Expenditures” shall mean actual out-of-pocket expenditures made by Licensee directly for the Licensed Business, in the respective amounts, and for purposes, approved by Sears, in advance, in its sole discretion. For the avoidance of doubt, any extension under this Section 3.3 and any extension under the preceding Section 3.2, shall be non-cumulative, and in no event will the combined effect of extensions under this Section III (including a four year extension from the preceding Section 3.2 and any one year extensions under this Section 3.3) result in the Term extending past December 31, 2018.

3.4       If any option of Licensee to extend the Term set forth in Section 3.2 or Section 3.3 above is exercised, the extension term shall be on the terms and conditions as set forth in this Agreement, which shall remain in full force and effect, provided that the Sears Commission applicable to sales in Designated Sears Stores shall be [***]1 of Net Sales during the portion of the Term commencing on or after January 1, 2014, and thereafter, as set forth on Exhibit C.

IV.	FEES
4.1	Amount.

Licensee shall pay Sears a commission (“Sears Commission”) which is set forth on Exhibit C attached hereto.

_________________________

1  CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.2	Net Sales.

“Net Sales” means Gross Sales from operation of the Licensed Business, less sales taxes, returns and allowances.

4.3	Gross Sales.

“Gross Sales” means all of Licensee’s direct or indirect sales of services and merchandise from the Licensed Business, including, but not limited to, sales arising out of referrals, contacts, or recommendations obtained through the operation of the Licensed Business.

V.	OPERATIONAL OBLIGATIONS OF LICENSEE
5.1	Performance Standards.

Licensee shall provide Sears with copies of its written procedures and policies establishing minimum standards of quality, performance and customer service. Licensee shall immediately advise Sears of any changes in its standards. Without limiting Section 5.8, Licensee shall observe no less than such minimum standards of quality, performance and customer service. Sears may visit the Licensed Business Area at any reasonable time during business hours for the purpose of verifying Licensee’s compliance with its standards of quality, performance and customer service.

Licensee shall conduct its operations in a safe, professional, courteous and efficient manner and shall present a neat, business like appearance, including adherence by Licensees’ employees to a reasonable dress code. Licensee shall abide by all safety and security rules and regulations of Sears in effect from time to time provided that Licensee’s home office management or Licensee’s store location managers (for the respective Designated Sears Stores) shall have been provided notice of such rules and regulations and of any changes thereto. Licensee may not conduct any activities (e.g., customer marketing tables) outside the Licensed Business area that is identified in the Block Plan (the “Licensed Business Area”) without Sears’ approval. Sears reasonably requires, and Licensee shall maintain, proper business etiquette, notification and coordination with local Sears store management regarding visitors and access to non-public areas during store hours. Official notification and coordination by Licensee, to and with Sears, is required for Licensee to transport supplies, equipment, merchandise and other items through a store during, before or after store operating hours. Licensee’s failure to cure any violation of this Section 5.1 within 30 days of written notice from Sears will entitle Sears to terminate this Agreement with respect to the affected Designated Sears Store. A material number of breaches of this Section 5.1 at the same or different Designated Sears Stores, whether cured or not, would entitle Sears to terminate this Agreement in its entirety under Section 14.1.

5.2	Business Conduct.

Licensee shall also conduct its operations in an honest and ethical manner at all times. In dealing with Sears associates and Sears customers, Licensee shall adhere to the standards described in the “A Guide To Business Conduct For Sears Associates”, or in the “Licensed Business Onboarding Guide”, as the “Licensed Business Onboarding Guide” is made available to the Licensed Business, as each such guide is provided to Licensee and updated or replaced from time to time with respect to associates of all licensed businesses. In the event of any inconsistency or conflict as to any standard set forth in the aforementioned guides, Licensee shall adhere to the more stringent standard to the extent of such inconsistency or conflict.

5.3	Hours of Operation.

(a)       Subject to the Cost Savings provisions of Section 5.18, Licensee shall cause the Licensed Business to be kept open at each Designated Sears Store for business and operated during the same business hours that the Designated Sears Store is open for business, unless otherwise agreed to by Sears Licensing Manager and Licensee; provided that the Licensed Business may close from 2:00 p.m. to 3:00 p.m. local time each day, other than during the fourth calendar quarter of each year in each Designated Sears Store.

(b)       Prior to the commencement of each calendar quarter, Licensee shall provide Sears with a store-by-store proposal for any reductions of hours of operation for the Licensed Business, from the hours of operation required under Section 5.3(a). Each proposal shall be subject to Sears’ prior written approval. Cost savings related to any approved reductions of hours of operations shall be allocated between Sears and Licensee in accordance with Section 5.18.

5.4	Merchandise Standards.

Licensee shall maintain a stock of good quality merchandise as necessary to assure efficient operation of the Licensed Business. Licensee shall maintain merchandise presentation standards consistent with Sears own standards.

5.5	Pricing.

Sears shall have no right or power to establish or control the prices at which Licensee offers service and/or merchandise in the Licensed Business. Such right and power is retained by Licensee, however, Licensee shall participate in Sears national storewide sales and/or merchandise price off events. Licensee shall not charge customers for estimates or proposals.

5.6	Discount Policy.

Licensee shall offer the merchandise and services listed in Exhibit B (the “Authorized Merchandise/Services”) to employees and retirees of Sears, employees of its other licensees who work in a Sears store and their family members, to the extent such persons are eligible under Sears’ Discount Guide (as amended by Sears form time to time) for discounts at a licensed business, at a ten percent discount, only if such purchases are paid for with cash, check, the Sears Card or other credit card bearing a Mark and only upon presentation of a valid Sears associate discount card. Sears shall make available to Licensee’s employees who are employed exclusively to service the Licensed Business at Designated Sears Stores, and Licensee’s home office management employees (except those whose work responsibilities are primarily for businesses of Licensee other than the Licensed Business), a courtesy discount on purchases made at the Designated Sears Stores in accordance with Sears’ Courtesy Discount Guide (as amended by Sears from time to time). Misuse of the Sears courtesy discount by any employee of Licensee could result in Sears requesting that Licensee remove that employee from the Licensed Business under Section 5.10.

5.7	Customer Loyalty Programs.

Licensee shall accept all certificates and coupons relating to customer loyalty programs that may from time to time be operated by Sears. Before requiring Licensee to accept such certificates or coupons, Sears will furnish Licensee a list of its loyalty programs and procedures for handling them. Sears shall reimburse Licensee for the face purchase value of all certificates and coupons for which Licensee has followed Sears’ prescribed procedures.

5.8	Customer Adjustment.

All of the work and services performed by Licensee in connection with the Licensed Business shall be of a standard of performance and quality not less than that observed by leading providers of similar services in a mass merchandise retail setting in the U.S., and all of the merchandise sold in the Licensed Business shall be of merchantable quality (or fit for the customer’s particular use, if applicable). Licensee shall at all times maintain a general policy of “Satisfaction Guaranteed” to customers and shall reasonably respond to all complaints of and controversies with any customer arising out of the operation of the Licensed Business. In any case in which Licensee’s response is unsatisfactory to the customer, Sears shall have the right, at Licensee’s expense, to take such further actions to adjust the service or pricing with respect to the transaction with such customer as Sears deems necessary under the circumstances, and any adjustment not exceeding a full refund or full credit made by Sears shall be conclusive and binding upon Licensee in such transaction. Sears may deduct the amounts of any such adjustments from the sales receipts held by Sears as described in Section 9.4. Any adjustments for amounts in excess of the amount paid by such customer shall be discussed with Licensee prior to making such adjustment. Licensee shall maintain files pertaining to customer complaints and their adjustment and make such files available to Sears.

5.9	Employee Standards.

Licensee shall employ all management and other personnel necessary for the efficient operation of the Licensed Business. The Licensed Business shall be operated solely by Licensee’s employees, and not by independent contractors, sub-contractors, sub-licensees or by any other such arrangement; provided that Licensee may engage third parties to perform marketing and customer outreach services.

5.10	Licensee’s Employees.

Licensee has no authority to employ persons on behalf of Sears and no employees of Licensee shall be deemed to be employees or agents of Sears. Licensee has sole and exclusive control over its labor and employee relations policies, and its policies relating to wages; hours, working conditions, or conditions of its employees. Licensee has the sole and exclusive right to hire, transfer, suspend, lay off, recall, promote, assign, discipline, adjust grievances and discharge its employees, provided, however, that Sears may request at any time that Licensee remove from the Licensed Business any employee who is objectionable to Sears because of risk of harm, loss or damage to the health, safety and/or security of Sears customers, employees or merchandise and/or whose manner impairs Sears customer relations; provided that Sears may require that such removal be immediate (and Sears may unilaterally effect such removal), if Sears in its sole discretion believes that such employee may pose a risk of imminent harm, loss or damage to person or property. If Sears objects to any of Licensee’s employees, and Licensee determines not to remove such employee, or interferes with immediate removal in the circumstances described in the proviso to the preceding sentence, Sears may terminate any affected location by giving thirty (30) days notice to Licensee. Sears shall cooperate with Licensee in the defense of any charge of discrimination, lawsuit or other claim or action filed against Licensee which arises from any request by Sears to remove an employee of Licensee from the Licensed Business.

Licensee shall not permit any employee or subcontractor to work in the Licensed Business at a Designated Sears Store unless that individual has passed a criminal background check (covering all counties of residence for the past seven years) and a drug screen consistent with normal practice by retailers similar to Sears, provided that Licensee shall have 180 days from the Commencement Date to complete Licensee’s criminal background check and drug screening obligations with respect to its existing employees. Licensee shall also advise all new employees assigned to work at any Designated Sears Store that they may be required to undergo a criminal background check or drug screen at any time. Licensee shall bring to the attention of the Sears Store Coach and the Sears Licensed Business Director, for decision, the results from any criminal background check and drug screen, without identifying the employee or subcontractor directly or indirectly, if Licensee desires to assign that employee or subcontractor to work in the Licensed Business in a Designated Sears Store despite the appearance of adverse findings on the person’s background check or drug screen.

Sears will request its existing background check vendors to extend to Licensee the preferred service terms applicable to Sears under its contracts with such vendors for the foregoing purpose, and shall provide Licensee with contact information for such vendors.

5.11	Employee Compensation.

Licensee shall pay in a timely manner, and is solely responsible for so paying, all salaries and other compensation of its employees and shall make all necessary salary deductions and withholdings from its employees’ salaries and other compensation. Licensee shall pay in a timely manner, and is solely responsible for so paying any and all contributions, taxes and assessments and all other requirements of the Federal Social Security, Federal and state unemployment compensation and Federal, state and local withholding of income tax laws on all salary and other compensation of its employees.

5.12	Compliance with Labor Laws.

Licensee shall comply with any other contract and all Federal, state and local laws, ordinances, rules and regulations regarding its employees, including, but not limited to, Federal or state laws or regulations regarding minimum compensation, overtime and equal opportunities for employment. Without limiting the foregoing, Licensee shall comply with the terms of the Federal Civil Rights Acts, Age Discrimination in Employment Act, Occupational Safety and Health Act, the Federal Fair Labor Standards Act, and the Americans with Disabilities Act

(“ADA”), whether or not Licensee may otherwise be exempt from such acts because of its size or the nature of its business or for any other reason whatsoever.

5.13	Compliance with Law.

Licensee shall, at its expense, obtain all permits and licenses which may be required under any applicable Federal, state, or local law, ordinance, rule or regulation by virtue of any act performed in connection with its operation of the Licensed Business. Licensee shall comply fully with all applicable Federal, state and local laws, ordinances, rules and regulations, including, but not limited to, the rules and regulations of the Federal Trade Commission, the ADA, the ADA Accessibility guidelines, analogous state and local laws and regulations, and other laws and regulations relating to the accessibility to persons with disabilities of the Licensed Business Area, the areas through and adjacent to the Licensed Business Area which are occupied by Licensee or subject to Licensee’s control, at each Sears store where Licensee operates and Licensee’s products, services and displays. Among other things, Licensee shall fully comply with the guidelines in Schedule 5.13, as amended or modified from time to time, which Licensee understands is only a partial list of its obligations to persons with disabilities. Licensee shall cooperate reasonably with all other programs carried out in Designated Sears Stores to comply with laws and regulations. In addition, Licensee represents and warrants that Licensee and all subcontractors and agents involved in the production or delivery of the merchandise and supplies to be sold or utilized in connection with the Licensed Business shall adhere to all applicable laws, regulations, and prohibitions of the United States and all country(ies) in which such merchandise or supplies are produced or delivered with respect to the operation of their production facilities and their other businesses and labor practices, including without limitation, laws, regulations and prohibitions governing the working conditions, wages and minimum age of the work force. Licensee has no knowledge that any such merchandise or supplies are produced or manufactured in whole or in part, by convict or forced labor, and shall take reasonable measures from time to time to verify and ensure that no merchandise or supplies are produced or manufactured, in whole or in part, by convict or forced labor. Licensee shall promptly notify Sears if Licensee becomes aware of any merchandise or supplies produced or manufactured, in whole or in part, by convict or forced labor, and Licensee shall thereafter implement such remedial measures as Sears may reasonably request.

5.14	Innovations; Initiatives.

Licensee shall use commercially reasonable efforts to maintain and improve customer service levels and sustain the Licensed Business’s quality and value perception in the marketplace, including continued innovation of new products and services. If Licensee or any of its affiliates intends to introduce innovations of, or relating to, new products and services in any other portrait-related business of Licensee or its affiliates, which innovations, products and services (hereinafter, “Innovations”) would be offered in whole or in part through, or in association with, retail stores (whether or not such Innovations are offered in brick and mortar locations, via the Internet, or otherwise), Licensee shall simultaneously integrate substantially similar Innovations in the Licensed Business. If Licensee believes that such Innovations are not appropriate for the Licensed Business, Licensee shall give written notice to Sears, describing such new Innovations and Licensee’s or its affiliate’s proposed usage thereof, both within, and outside of, the Licensed Business, in reasonable detail, together with Licensee’s reason for proposing to not integrate same in the Licensed Business. If Sears determines in its sole discretion that such Innovations should be integrated into the Licensed Business, Licensee shall do so upon written notice from Sears regarding such determination, simultaneously with introduction by Licensee or any of its affiliates in any other portrait-related business of Licensee or its affiliates. Any trademarks, copyrights or other marks developed with these products or services shall be deemed to be owned by Licensee as New Licensee Marks and shall not be incorporated into Schedule 2.5(c) or otherwise as Sears Licensed Business Marks. In regard to Innovations, except for Sears Licensed Business Marks and Licensee Prior Marks, Licensee may use the same name, brand, and trademark for use with the product or service within the Licensed Business as for Licensee’s use outside the Licensed Business. Licensee represents and warrants that during the term of the Original Agreement it did not introduce innovations of, or relating to, new products and services in any other portrait-related business of Licensee or its affiliates, which have not also been integrated into the Licensed Business.

If Licensee chooses to adopt any new product, service or marketing approach into its operations that is proprietary in nature and developed or acquired either separately by Sears or jointly by Sears and Licensee (e.g., by a “Project Team” made up of associates of both parties) (the products, services and marketing approaches described in this second subparagraph of Section 5.14 being referred to as “Exclusive Innovations”), Licensee shall use the Exclusive Innovations only in the Licensed Business as conducted at Designated Sears Stores, with such exclusivity obligation to continue until twenty-four (24) months after Licensee has implemented the Exclusive Innovations at all Designated Sears Stores.

5.15	Payment of Obligations.

Licensee shall, at its expense, pay and discharge all license fees, business, use, sales, gross receipts, income, property or other applicable taxes or assessments which may be charged or levied by reason of any act performed in connection with its operation of the Licensed Business, excluding, however, all taxes and assessments applicable to Sears income from Sears Commission or applicable to Sears property. Licensee shall promptly pay all its obligations, including those for labor and material, and shall not allow any liens to attach to any Sears or customer’s property as a result of Licensee’s failure to pay such sums.

5.16	Licensee’s Obligations.

Licensee shall not make purchases or incur any obligation or expense of any kind in the name of Sears. Prior to any purchases involving the Licensed Business, Licensee shall inform its vendors that Sears in not responsible for any obligations incurred by Licensee.

5.17	Liens.

Licensee shall not allow any liens, claims or encumbrances to attach against any of the Designated Sears Stores. In the event any lien, claim or encumbrance so attaches or is threatened, Licensee shall immediately take all necessary action to cause such lien, claim or encumbrance to be satisfied and released, or Sears, may either terminate this Agreement or charge Licensee or withhold from sales receipts all expenses, including attorneys’ fees, incurred by Sears in removing and/or resolving such liens or claims.

5.18	Cost Savings.

Licensee shall implement reductions in operating hours of the Licensed Business in Designated Sears Stores as described in Schedule 5.18, which initially will total [***]2 hours per year (“Initial Reduction Hours”). Licensee shall pay to Sears, on a quarterly basis, [***]2 of the amount by which Licensee’s labor costs are reduced (“Labor Cost Savings”), as a result of (i) the Initial Reduction Hours and (ii) any further reductions of Licensee’s hours of operation at Designated Sears Stores effected with Sears’ prior written approval pursuant to Section 5.3(b). Labor Cost Savings shall be determined as follows: the federal Minimum Wage Rate (as it may be officially raised or lowered from time to time) plus $2.25 shall be multiplied by the number of operating hours reduced beyond those required under Section 5.3(a), for any given period. Sears’ allocable share of the actual Labor Cost Savings realized by Licensee in any given quarter shall be due and payable by the end of the month following each quarter.

VI.	LICENSED BUSINESS AREA
6.1	New Stores.

Prior to the date of this Agreement, Licensee and Sears will agree to a model whereupon meeting the model’s standards, Licensee would operate an appropriately sized Sears Portrait Studio to service Sears shoppers at new Sears store locations. If the standards are not met and Licensee elects not to operate in the new store, Sears may offer portrait and photography services at such store, operated by an alternative portrait studios operator, or Sears’ own employees, or a combination thereof, under the name “Sears Portrait Studio”, or otherwise. Once declined, Sears shall have no obligation to reoffer the location to Licensee.

The defined area of space provided by Sears for the operation of the Licensed Business (“Block Plan”) will be submitted for each Designated Sears Store to Licensee. Licensee shall be solely responsible for providing final plans for the Licensed Business Area and Licensee shall authorize Sears to prepare the final blueprint plans in accordance with Exhibit D attached hereto and hereafter made a part of this Agreement. All costs and expenses related to such plans, including, but not limited to, blueprints, shall be borne by Licensee. The expense of preparing the initial space assigned to any Licensed Business location shall be allocated between the parties as described in Exhibit D. Licensee shall be primarily responsible for any preparations necessary for the operation of the Licensed Business. Any improvements and installations made by Sears shall be made to Sears standard specifications for its own departments as set forth in Schedule 6.1. All improvements or installations which vary from Sears standard specifications shall be at Licensee’s sole expense.

6.2	Improvements.

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2  CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

All permanent improvements to the Licensed Business Area shall become the property of Sears at the expiration or termination of this Agreement. At the expiration or termination of this Agreement, or if Licensee vacates or abandons the Licensed Business, Licensee shall convey to Sears, without charge, good title to such improvements free from any and all liens, charges, encumbrances and rights of third parties.

6.3	Operations.

If, at a particular store, the Licensed Business is not fully operational within thirty (30) days after Sears has made the Licensed Business Area in such store ready for Licensee as a result of delay substantially caused by Licensee, its contractors or agents, Sears may, at Sears sole option, terminate the license for such Licensed Business Area and have no further obligation to Licensee with respect thereto, and Licensee shall reimburse Sears within ten (10) days after receipt of an invoice, for Sears’ cost, of constructing such Licensed Business Area and of putting such space back to its condition immediately prior to the commencement of such construction.

6.4	Condition of Licensed Business Area.

Licensee shall, at its expense, keep such Licensed Business Area in a clean and neat condition and shall maintain Licensee’s Equipment (as defined below) in good order and repair. Sears shall provide routine janitorial service in such Licensed Business Area, consistent with the janitorial services regularly performed in the Designated Sears Store.

6.5	Changes of Location/Store Inventory.

Sears shall have the right, in its sole discretion, to change the location, dimensions and amount of area of the Licensed Business Area from time to time during the Term of this Agreement in accordance with Sears’ judgment as to what arrangements will be most satisfactory for the general good of the Designated Sears Store(s). In the event that Sears exercises its right under this section, it shall provide Licensee with a minimum of thirty (30) days’ advance notice of the contemplated change to the Licensed Business Area. Thereafter, Licensee shall have thirty (30) days (i) to determine whether or not it desires to remain in that Designated Sears Store and (ii) to notify Sears of its decision, at which time Licensee shall also provide Sears a good faith estimate of the costs and expenses of such relocation. If Licensee elects not to remain at the Designated Sears Store, such closing will be taken into account when calculating the Net Sales Baseline. In the event Sears decides to change the location of the Licensed Business Area, Sears shall move Licensee’s Equipment to the new location and prepare the new space for occupancy by Licensee, and the expense for preparing the new space for occupancy by Licensee shall be allocated between the parties as described on Exhibit D. If a change in location is requested or initiated by Licensee, then Licensee shall bear all expense involved in moving Licensee’s Equipment and the expense for preparing the new space for occupancy by Licensee shall be allocated between the parties as described on Exhibit D. Sears may, solely at Sears discretion, not open any Designated Sears Store at any time to take a physical inventory of Sears property. Licensee waives any claim it may have against Sears for damages resulting from such closing. Sears shall provide Licensee with a minimum of one (1) week advance notice of such closing for inventory.

6.6	Remodeling.

Licensee shall remodel certain Licensed Business Areas according to the terms of Exhibit D, and the expense of such remodels shall be divided between the parties as described on Exhibit D.

6.7	Electric/HVAC.

Sears shall furnish, at reasonable hours, and except as otherwise provided, without expense to Licensee, reasonable amounts of heat, light, air conditioning and electric power for the operation of the Licensed Business, except when prevented by strikes, accidents, breakdowns, improvements and repairs to the heating, lighting and electric power systems or other causes beyond the control of Sears. Sears shall not be liable for any injury, damage or loss whatsoever which may arise by reason of Sears’ failure to furnish such heat, light, air conditioning and electric power, regardless of the cause of such failure. All claims for such injury, damage or loss are expressly waived by Licensee. The allocations of costs to bring such utilities to the Licensed Business location are described on Exhibit D.

6.8	Telephone Service.

Sears shall provide Licensee a single telephone line in each Designated Sears Store connected to the store’s in-house telephone system for use in the Licensed Business and Sears will bear the cost of outbound local and toll-free calls and store-compatible phone hardware for Licensee. Sears shall pay for installation of the telephone equipment and for local telephone service for that line. If Licensee requires additional phone lines to be installed in the Licensed Business locations, Licensee shall arrange and pay for their installation and monthly service. Licensee shall have all long distance service billed directly to Licensee.

6.9	Telephone Numbers.

Except as set forth on Schedule 6.9, all telephone numbers that Licensee uses in the Licensed Business are Sears’ property and Licensee shall keep those numbers separate from phone numbers that it uses in its other business operations. Upon expiration or termination of this Agreement, Licensee shall immediately cease using such numbers and shall transfer the numbers to Sears (or Sears’ designee), and Licensee shall immediately inform the telephone company of the transfer.

6.10	Telephone Directory Listings.

Licensee shall obtain Sears’ approval before placing any telephone directory listings for the Licensed Business, whether in the white pages, yellow pages or electronic media, except for listings consisting only of the Licensed Business Name and its address at the Designated Sears Store. Licensee shall, if requested by Sears, direct any monthly service fees for a telephone number listed in a telephone directory using any Mark to be billed through a Sears store or office.

6.11	Access to Licensed Business Area.

Licensee shall have access to each Licensed Business Area at all times that the Designated Sears Store is open to customers for business, and at all other times as the appropriate Store General Manager approves (not to be unreasonably withheld, conditioned or delayed). Sears shall be furnished with keys to each Licensed Business Area and shall have reasonable access to the Licensed Business Area at all times.

6.12	Effect of Store Leases.

If any Designated Sears Store is leased to Sears or is the subject of an easement agreement, this Agreement shall be subject to all of the terms, agreements and conditions contained in such lease or easement agreement. In case of the termination of any such lease by expiration of time or otherwise, this Agreement shall immediately terminate with respect to affected Licensed Business locations.

6.13	Waiver of Casualty Liability.

Licensee waives any and all claims it may have against Sears for damage to Licensee, for the safekeeping or safe delivery or damage to any property whatsoever of Licensee or of any customer of Licensee in or about the Licensed Business Area, because of the actual or alleged negligence, act or omission of any tenant, licensee or occupant of the premises at which the Licensed Business may be located; or because of any damage caused by any casualty from any cause whatsoever, including, but not limited to, fire, water, snow, steam, gas or odors in or from such store or store premises, or because of the leaking of any plumbing, or because of any accident or event which may occur in such store or upon store premises; or because of the actual or alleged acts or omissions of any janitors or other persons in or about such store or store premises or from any other such cause whatsoever, except for damage caused by Sears gross negligence.

VII.	ADVERTISING
7.1	Advertising.

Licensee shall advertise and actively promote the Licensed Business. Licensee shall at all times adhere to Sears Licensed Business Marketing Manual as provided to Licensee, in written form, and updated from time to time (“Marketing Manual”) except where the Marketing Manual conflicts with the rights of Licensee under this Agreement. Licensee may rely on the Marketing Manual provided to it by Sears, until such time as Sears provides to Licensee notice and a copy of any revised Marketing Manual. Prior to use in connection with the Licensed Business, Licensee shall submit to Sears Marketing Manager, Licensed Businesses, or his designee, (a) all proposed signs and advertising copy (including, but not limited to, in-store signs, sales brochures, telemarketing scripts, newspaper advertisements, radio and television commercials, and internet advertising), and (b) all sales promotional material that will be distributed to customers. Licensee shall not use any such advertising or sales promotional material without the prior written approval of Sears Marketing Manager, unless Sears has given its written approval to particular materials, which shall be issued or denied by Sears within seven (7) days of Licensee’s written request describing the proposed usage of same in reasonable detail, or, if Sears does not respond to Licensee’s written request within such time period, shall be deemed to have been approved by Sears, only with respect to the specific usages described in Licensee’s request. Sears has the right, in its sole discretion, to disapprove or require modification of any or all such advertising forms and other materials used for marketing in connection with the Licensed Business. Sears shall have the right to audit Licensee’s advertising materials and practices as necessary to determine Licensee’s compliance with this Agreement, including but not limited to compliance with all laws.

Without limiting the generality of Licensee’s obligations under the preceding paragraph, prior to the conduct, by or on behalf of Licensee, of any promotions, sales, marketing or customer acquisition or retention activities or programs in the Licensed Business, which are not in the ordinary course of the Licensed Business consistent with Licensee’s past practice, Licensee shall submit a written proposal for same to Sears for comment, modification and approval, which shall not be unreasonably withheld, delayed or conditioned, it being understood and agreed that Sears may take into account, among other things, the consistency of Licensee’s proposed activities or programs with all other actual and planned store activities.

Licensee must obtain a written publicity release from any Licensed Business customer whose likeness is used in Licensee’s advertising or publicity.

7.2	Public Relations.

Except as permitted by Sears in accordance with Section 7.1, Licensee shall not issue any publicity or press release regarding its contractual relations with Sears or regarding the Licensed Business, and shall refrain from making any reference to this Agreement or to Sears, without obtaining prior approval of such action from Sears Licensing Manager or Sears Public Relations Manager, except as required by law or governmental regulatory body including the Securities and Exchange Commission or otherwise permitted under Section 10.2. Licensee shall at all times adhere to Sears written policies regarding interaction with the media as contained in the Marketing Manual.

7.3	Forms.

Prior to use in the Licensed Business, Licensee shall submit all customer contract forms, guarantee certificates and similar forms and materials to Sears Licensing Manager for approval Licensee shall not utilize any forms or related materials that have not been approved in advance by Sears Licensing Manager, which approval shall not be unreasonably withheld, denied or conditioned, and shall be issued or denied by Sears within seven (7) days of Licensee’s request describing the proposed usage of same in reasonable detail, or, if Sears does not respond to Licensee’s written request within such time period, shall be deemed to have been approved by Sears, only with respect to the specific usages described in Licensee’s request.

7.4	Penalties.

If Licensee makes any release of advertising or publicity without Sears’ prior approval as required by Sections 7.1 , 7.2 or 7.3, Licensee shall pay Sears the sum of $5,000 per each release, as liquidated damages and not as a penalty, for each release made without Sears’ prior approval as required by Sections 7.1 , 7.2 or 7.3, from and after the date of written notice from Sears to Licensee of any instance of noncompliance by Licensee with any of such sections.

VIII.	LICENSED BUSINESS EQUIPMENT
8.1	Licensee’s Equipment

. Entirely at its own expense, Licensee shall install furniture, fixtures and equipment as necessary for the efficient operation of the Licensed Business (“Licensee’s Equipment”). Licensee’s Equipment, and its size, design and location shall at all times be subject to Sears’ approval.

8.2	POS Terminal

. At its expense, Sears shall furnish a point of sale terminal (“POS Terminal”) for use in the Licensed Business. Such POS Terminal shall be of a size and design satisfactory to Sears, in its sole discretion, and shall at all times be and remain the property of Sears. Such POS Terminal shall be comparable to those used by Sears in its own merchandise departments and shall have the capability of processing a Sears Card (as defined in Section 9.2) and any other credit cards Sears may accept from time to time. Licensee shall immediately return such POS Terminal to Sears upon demand. Licensee shall ensure that it records all transactions on Licensee’s store automation system (“SAS”) and the Sears POS Terminal.

8.3	Sears Card Payments.

Licensee agrees to accept and process Sears Card payments from customers at the POS Terminal, and upon written approval from Sears Licensing Manager, Licensee will be authorized to open Sears Card instant credit accounts (“Rapid Credit”) for customers.

IX.	TRANSACTIONS AND SETTLEMENT
9.1	Checks.

All checks that Licensee accepts from customers shall be made payable to “Sears” or “Sears, Roebuck and Co.”. Licensee shall make certain that all checks are filled out correctly and are processed and approved through the POS Terminal in accordance with Sears policies and procedures in effect from time to time. Sears shall guarantee the acceptance of all checks that are processed and approved through the POS Terminal. Licensee shall reimburse Sears for the face value of any check accepted by Licensee which is not processed and approved through the POS Terminal and is not paid upon presentment (“Dishonored Check”). Dishonored Checks shall not be returned to Licensee. Licensee shall be permitted to collect or initiate collection proceedings on such Dishonored Checks or to recover any merchandise purchased with a Dishonored Check. Sears is entitled to any Sears Commission which may be lost as a result of Licensee’s failure to properly process and receive approval for checks. Checks on which a Licensed Business customer stops payment due to a customer satisfaction issue shall not be deemed a Dishonored Check for purposes of this Section, and Licensee shall reimburse Sears for the face amount of such checks. Licensee shall resolve the customer satisfaction issues in accordance with Section 5.8 above, and Licensee may collect any amounts due from the customer though any method of payment otherwise authorized under this Agreement.

9.2	Charge Cards.

(a)       Sears Card. Subject to the Citibank Merchant Agreement attached in Schedule 9.2A, Licensee shall accept the SearsCard®, Sears Premier Card®, SearsCharge PlusSM, Sears MasterCard®, Sears Gold MasterCard®, Sears Premier Gold MasterCard® and The Great Indoors® Gold MasterCard® (each, a “Sears Card”) issued by Citibank and any other credit card hereafter issued by Citibank and bearing Sears’ name or a Sears affiliate’s name for payment for Authorized Merchandise/Services. Licensee shall submit all Sears Card transactions to Sears for settlement in the manner that Sears designates. All Citibank-issued card transactions processed through Sears’ POS system will be settled under Section 8b of Schedule 9.2A. Licensee shall also accept Sears-branded credit cards issued by a Sears-authorized card issuer other than Citibank (also called a “Sears Card”), subject to terms and conditions of the issuer’s merchant agreement that are substantially equivalent to those of the Citibank Merchant Agreement.

(b)       Third Party Credit Cards. Licensee shall also accept such other credit cards issued by third parties as Sears may designate from time to time (“Third Party Cards”) subject to the terms and conditions in Schedule 9.2B. Licensee shall submit all Third Party Card transactions to Sears for settlement with the issuing bank. Licensee shall bear all losses sustained as a result of any non-payment on a Third Party Card account that results from Licensee’s failure to properly process the Third Party Card.

(c)       Transactions. Subject to Sears’ rights under Section 9.8 and all other provisions of this Agreement, Sears shall pay all sums due Licensee on its sales of Authorized Merchandise/Services to cardholders that are charged to a Sears Card or Third Party Card account (“Credit Card Sales”) as stated in Section 9.2(d). Licensee authorizes Sears to accept payments and settlements by issuers for Credit Card Sales on Licensee’s behalf, as appropriate. Licensee shall accept the Sears Card and Third Party Cards for purchases of Authorized Merchandise/Services at all Licensed Business locations and shall require those transactions to be in United States dollars. Licensee shall not suppress or discriminate against the use of any Third Party Card or the Sears Card by any authorized user of the card. Licensee shall promote the Sears Card as the preferred method of payment, and always suggest its use to Licensed Business customers. Licensee may not distribute or solicit any customer applications or referrals for any Third Party Cards through the Licensed Business. Other than the Sears Card or Third Party Cards, Licensee shall not accept payment from customers under any other credit or financing plan without Sears’ prior written consent.

(d)       Transaction Fees. Notwithstanding anything to the contrary set forth in this Agreement, (i) Sears shall pay all credit card transaction fees and discounts on all Sears Cards; and (ii) Licensee shall pay the following percentages of credit card transaction fees and discounts on Third Party Cards during the Term: [***]3 in 2009, [***]3 in 2010, [***]3 in 2011, [***]3 in 2012 and [***] in 2013 and beyond.

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3  CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(e)       Settlement. At the end of each Sears fiscal month, the parties shall settle for all Licensed Business transactions during that month, in accordance with Sears’ customary accounting procedures. For Licensed Business transactions that are processed through Sears’ POS system, Sears will make weekly payments for POS receipts processed in the prior calendar week within the same fiscal month. The month-end settlement will include the weekly payment for the last week in the fiscal month, along with other month-end deductions and reconciliations.

Licensee shall reimburse Sears at each settlement for all invoiced expenses, including any advertising expense, that Sears has incurred at Licensee’s request, and are outstanding at the time of such settlement. If Sears is not reimbursed at the settlement, then Sears may, but is not obligated to, retain out of Licensee’s sales receipts the amount of such expenses with interest, if any, due Sears.

9.3	Sales Receipts.

At the close of each business day, Licensee shall submit an accounting of the Gross Sales and the returns, allowances and customer adjustments made during such day by Licensee to the Designated Sears Store office, together with the gross amount, in cash, of all cash sales, and all credit sales documents for transactions completed that day. Sears may retain out of such receipts the proper amount of the Sears Fees payable under this Agreement together with any other sums due Sears from Licensee. Any remaining balance shall be payable to Licensee at the regular settlement described in Section 9.4.

9.4	Settlement.

A settlement between the parties shall be made at the end of each Sears fiscal month for all Licensed Business transactions during such period, in accordance with Sears customary accounting procedures. Advances against the settlement shall be made weekly in accordance with Sears customary accounting procedures. Such advances shall be deducted and reconciled in the next regular settlement. All regular weekly and monthly settlements and advances shall be made by electronic fund transfer (EFT) to a bank account designated by Licensee. Licensee shall reimburse Sears at each settlement for any outstanding sums and all invoiced expenses, including any advertising expense, that were incurred by Sears at Licensee’s request, and are outstanding at the time of such settlement. Sears shall have the right to retain out of Licensee’s sales receipts the amount of such sums and expenses with interest, if any, due Sears. Interest shall be at the rate of prime (as published in the Wall Street Journal at the time of the settlement) plus one percent (1%). If Sears fails to promptly pay Licensee amounts due or improperly withholding of payment, then, starting seven (7) days after Sears’ receipt of written notice thereof from Licensee, interest shall be assessed at a rate of prime plus one percent (1%) and shall be in addition to other remedies available by law.

9.5	Reports.

If requested by Sears, Licensee shall provide to Sears reports of Sears Portrait Studio sales, Licensee’s and CPI’s consolidated income, and Sears commissions paid or payable to Sears, in the manner and form reasonably prescribed by Sears, together with any other information Sears may reasonably require for its records, sales and commission auditing purposes, internal management reporting and in regard to the performance or non-performance of this Agreement. If requested by Sears, Licensee shall promptly submit its financial report to Sears after the close of Licensee’s fiscal year. Such report shall be audited by a certified public accountant. Such report shall include, but shall not be limited to, Licensee’s profit and loss statement for such fiscal year and balance sheet at the end of such fiscal year, and shall be prepared in accordance with generally accepted accounting principles. If Licensee is a publicly held corporation, this requirement may be fulfilled by submission of Licensee’s Annual Report on Form 10-K. Without limiting Sears’ other rights and Licensee’s other obligations under the Agreement, including without limitation, under Section 9.6, Licensee shall not be obligated to provide any information not directly related to the purpose of auditing Sears Portrait Studio sales and commissions, internal management reporting and the performance or non-performance of this Agreement. Sears shall not disclose any such information that is not available to the public to any third parties or use such information other than for auditing purposes, internal management reporting and analysis, and the performance or non-performance of this Agreement, without Licensee’s prior written consent.

9.6	Audit Rights.

Licensee shall keep and maintain books and records that accurately reflect the sales made by Licensee under this Agreement and the expenses that Licensee incurs in performing under this Agreement. Sears shall have the right at any reasonable time to review and audit the books and records of Licensee regarding this Agreement. Such books and records shall be kept and maintained according to generally accepted accounting principles.

9.7	Underreporting.

If an audit reveals that sales were under-reported at any Licensed Business location being audited, by more than five percent (5%) of the total sales which were actually reported by such location, then the cost of such audit shall be charged to such Licensed Business location. If a sampling of Licensee’s records at a Licensed Business location, using standard audit practices, reveals that sales have been under-reported by more than five percent (5%) of the total sales which were actually reported by such Licensed Business location, then such Licensed Business location shall at its option, (a) pay Sears for all under-reported sales for each year audited by annualizing the rate by which sales were under-reported in the audit sample plus an administrative fee which shall be calculated by multiplying the annualized under-reported commissions by the percent of under-reported sales; or (b) pay the actual amount of any underreported sales based on a complete audit of the books and records (at Licensee’s expense) relating to such Licensed Business location, including a comprehensive audit of all such books and records for the then-current year and if Sears so elects, a comprehensive audit (at Licensee’s expense) of prior years plus an administrative fee which shall be calculated by multiplying the audited annual under-reported commission by the percent of under-reported sales. Each audited location shall be subject to another audit (at Licensee’s expense) twelve (12) months after the initial audit. If this audit reveals that sales were again under-reported by more than five percent (5%), Licensee shall pay Sears for these sales as per the above except that, due to the increased expenses incurred by Sears in continued monitoring of the Licensed Business, the administrative fee shall be doubled.

All under-reported sales equal to or less than five percent (5%) of total sales actually reported by such Licensed Business location, shall be reimbursed to Sears, as appropriate, based on the actual amounts of such under-reports.

Sears, at its sole option, may also charge interest on all under-reported sales at the rate of prime (as published in the Wall Street Journal as of the date of the completion of the audit) plus one percent (1%). Licensee, at its expense, shall develop and implement a program to conduct internal audits of the Licensed Business to verify accuracy of sales and commissions.

9.8	Rights of Recoupment and Setoff.

Each party shall have the right to reduce, withhold or set off against any payment due the other party hereunder for any liability owed under this Agreement or otherwise. The rights under this Section are cumulative, shall be in addition to all other rights and remedies available at law or in equity and shall survive the expiration or termination of this Agreement.

9.9	Cardholder Data Security.

Licensee acknowledges that to the extent it receives cardholder data in connection with the Agreement, Licensee is responsible for the security of the cardholder data Licensee possesses and Licensee will comply with current Payment Card Industry (“PCI”) Data Security Standards (as updated by PCI from time to time). In the event of a data breach of Sears Card cardholder information involving Licensee or Licensee’s environment, Licensee will notify Sears within 24 hours of identified breach and cooperate fully with Sears, PCI, and government officials in any review or forensic investigation of Licensee’s environment and processes.

X.	CUSTOMER INFORMATION

10.1	Customer Information

.

(a)       Any customer list developed by Licensee, its employees or agents from the operation of, or from records generated as a result of the operation of the Licensed Business (collectively, the “Customer Information”), shall be jointly owned by Sears and Licensee. Licensee shall not use, permit use of, disclose or permit disclosure of Customer Information for any purpose except the performance of this Agreement, and except as expressly permitted under the remaining provisions of this paragraph. Licensee shall at all times maintain any such Customer Information, including lists, physically separate and distinct from any customer information Licensee maintains that was not derived primarily from the Licensed Business (“Licensee Customer Information”). Licensee shall not reproduce, release or in any way make available or furnish, either directly or indirectly, to any person, firm, corporation, association or organization at any time, any such Customer Information which will or may be used to solicit sales or business from such customers, including but not limited to the type of sales or business covered by this Agreement, without Sears’ prior written approval. At least bi-weekly, throughout the Term and continuing thereafter for so long as the Licensed Business is conducted at any Designated Sears Store, Licensee shall send to the Sears Customer Data Warehouse Depository (“CDW”) an updated electronic file of all lists of customers and copies of all other such Customer Information.

(b)       Licensee represents that it has Licensee Customer Information, which includes a customer data base derived from sources outside of Licensee’s relationship with Sears. Licensee and Sears, as applicable, shall have the following respective rights and obligations in regard to Licensee Customer Information:

(i)        Upon each acquisition or development of a new customer list, whether by or on behalf of Licensee, and at each instance on which Licensee or any person or entity acting on Licensee’s behalf supplements or adds data to the Licensee Customer Information, or adds components or additional functionality to Licensee Customer Information, Licensee shall cause all such new Licensee Customer Information to be compared to and “bumped up” against the information and databases pertaining to current and former customers of the Licensed Business furnished to Licensee by Sears or otherwise in the possession of control of Licensee;

(ii)       Licensee shall cause all Licensee Customer Information pertaining to persons and entities which have been or thereafter become, at any time, a customer of the Licensed Business, including, without limitation, the names, addresses and credit card information of all past and present customers of the Licensed Business, to cease to be utilized or disclosed for any purpose outside of the Licensed Business, except for Licensee Customer Information pertaining to persons who have actually purchased or requested information about goods and services from Licensee’s photography-related businesses outside of the Licensed Business, and then, only to the extent of Licensee Customer Information pertaining to such persons which was obtained solely through such businesses of Licensee outside of the Licensed Business; and

(iii)      notwithstanding anything to the contrary herein and regardless of whether or not Licensee refers customers from such database to Sears, Licensee’s rights to the Licensee Customer Information shall not otherwise be restricted in any manner by this Agreement and shall remain the sole and exclusive property of Licensee.

(c)       Licensee, its officers, employees, successors and assigns, shall not use any Customer Information to solicit any customers or prospective customers for any purpose outside of the Licensed Business for so long as Licensee operates the Licensed Business at any Designated Sears Store and for a period of twelve (12) months thereafter. Each party shall protect all Customer Information from destruction, loss or theft during the term of this Agreement, and until copies of all customer lists and copies of all other Customer Information are delivered to Sears as required under the first paragraph in this section. Each party acknowledges that there is no adequate remedy at law for violation by Licensee of this Section X and, in case of breach of this Section X, preliminary or permanent injunctive relief would be appropriate.

10.2	Confidential Information.

Information of a proprietary or confidential nature about Sears which is either furnished by Sears to Licensee or which becomes known to Licensee primarily through Licensee’s operation of the Licensed Business or Licensee’s relationship with Sears (collectively, the “Sears Confidential Information”) shall be held in utmost confidence by Licensee until or unless such information enters the public domain through no fault of the receiving party or such party receives it from a third party not having a duty of confidentiality with respect thereto, or as permitted under the last sentence of this paragraph. Information of a proprietary or confidential nature about Licensee which is either furnished by Licensee to Sears or which becomes known to Sears primarily through Licensee’s operation of the Licensed Business or Licensee’s relationship with Sears (collectively, the “Licensee Confidential Information”) shall be held in utmost confidence by Sears until or unless such information enters the public domain through no fault of the receiving party or such party receives it from a third party not having a duty of confidentiality with respect thereto, or as permitted under the last sentence of this paragraph. The terms and content of this Agreement, including but not limited to, exhibits attached hereto, and any other agreements entered into pursuant to this Agreement shall at all times remain confidential and shall not be revealed to any third party by Licensee or Sears without the prior written consent of the other party except to the extent (a) permitted by this Agreement, (b) required by law or any court or regulatory body including the Securities and Exchange Commission, or (c) made to a court or mediator in connection with a dispute between the parties.

The provisions of this Section X shall survive the expiration or termination of this Agreement for a period of thirty-six (36) months.

XI.	RELATIONSHIP OF PARTIES

Licensee is an independent contractor. Nothing contained in or done pursuant to this Agreement shall be construed as creating a partnership, agency or joint venture; and neither party shall become bound by any representation, act or omission of the other party.

XII.	DEFENSE AND INDEMNITY
12.1	Defense.

(a)       Licensee shall defend all allegations asserted in any claim, action, lawsuit or proceeding (even though such allegations may be false, fraudulent or groundless) against Sears, its affiliates and subsidiaries, and/or Sears subsidiaries or affiliates, directors, officers, employees, agents, independent contractors, parents, subsidiaries and affiliates which contains any allegations of liability actually or allegedly resulting from or connected with the operation of the Licensed Business (including, without limitation of the foregoing, goods sold, work done, services rendered, or products utilized in the Licensed Business, lack of repair in the area occupied by the Licensed Business, operations of or defect in any machinery, motor vehicles, or equipment used in connection with the Licensed Business, or located in or about the Licensed Business Area; or arising out of any actual or alleged infringement of any patent or claim of patent, copyright or non-Sears trademark, service mark, or trade name); or from the omission or commission of any act, lawful or unlawful, by Licensee or its directors, officers, employees, agents or independent contractors, whether or not such act is within the scope of the authority or employment of such persons. Licensee shall use counsel reasonably satisfactory to

Sears in defense of such allegations. Sears may, at its election, take control of the defense and investigation of any claims, may employ and engage attorneys of its own choice to manage and defend such claims, at Sears’ cost, risk and expense, provided that Sears and its counsel shall proceed with diligence and good faith with respect thereto. The provisions of this Section shall survive the expiration or termination of this Agreement.

(b)       Sears shall defend all allegations asserted in any claim, action, lawsuit or proceeding (even though such allegations may be false, fraudulent or groundless) against Licensee, its affiliates and subsidiaries, and/or Licensee subsidiaries or affiliates, directors, officers, employees, agents, independent contractors, parents, subsidiaries and affiliates, to the extent such claim, action, lawsuit or proceeding contains any allegations of liability actually or allegedly resulting from or connected with the operation of the Sears business outside of the Licensed Business Area, and in all other respects excluding the Licensed Business (including, without limitation of the foregoing, goods sold, work done, services rendered, or products utilized in the Sears business, lack of repair in or about the area occupied by Sears, operations of or defect in any machinery, motor vehicles, or equipment used in connection with Sears, or located outside of the Licensed Business Area; or arising out of any actual or alleged infringement of any patent or claim of patent, copyright or non-Licensee trademark, service mark, or trade name); or from the omission or commission, outside of the Licensed Business Area and in all other respects excluding the Licensed Business, of any act, lawful or unlawful, by Sears or its directors, officers, employees, agents or independent contractors, whether or not such act is within the scope of the authority or employment of such persons; provided, however, that Sears shall have no obligation of defense with respect to (i) allegations regarding negligence or willful misconduct of Licensee or its employees, agents, independent contractors or representatives, or other acts or omissions in contravention of Licensee’s obligations under this Agreement, or (ii) claims, actions, lawsuits or proceedings to the extent claiming injury or loss to, in the name of, or otherwise by or on behalf of, Licensee or its employees, agents, independent contractors or representatives. The provisions of this Section shall survive the expiration or termination of this Agreement.

12.2	Indemnity.

(a)       Licensee shall hold harmless and indemnify Sears and Sears directors, officers, employees, agents, independent contractors, parents, subsidiaries and affiliates from and against any and all claims, demands, actions, lawsuits, proceedings, liabilities, losses, costs and expenses (including, without limitation, fees and disbursements of counsel incurred by Sears in any claim, demand, lawsuit, or proceeding between Licensee and Sears or between Sears and any third party or otherwise), actually or allegedly resulting from or connected with the operation of the Licensed Business (including, without limitation of the foregoing, goods sold, work done, services rendered, or products utilized in the Licensed Business, lack of repair in or about the area occupied by the Licensed Business, operation of or defects in any machinery, motor vehicles, or equipment used in connection with the Licensed Business, or located in or about the Licensed Business Area; or arising out of any actual or alleged infringement of any patent or claim of patent, copyright or non-Sears trademark, service mark, or trade name); or from the omission or commission of any act, lawful or unlawful, by Licensee or its directors, officers, employees, agents or independent contractors, whether or not such act is within the scope of the authority or employment of such persons. The provisions of this Section shall survive the expiration or termination of the Agreement.

(b)       Sears shall hold harmless and indemnify Licensee and Licensee’s directors, officers, employees, agents, independent contractors, parents, subsidiaries and affiliates from and against any and all claims, demands, actions, lawsuits, proceedings, liabilities, losses, costs and expenses (including, without limitation, fees and disbursements of counsel incurred by Licensee in any claim, demand, lawsuit, or proceeding between Licensee and Sears), actually or allegedly resulting from or connected with the operation of Sears (including, without limitation of the foregoing, goods sold, work done, services rendered, or products utilized in Sears, lack of repair in or about the area occupied by Sears, operation of or defects in any machinery, motor vehicles, or equipment used in connection with Sears, or located in or about the Sears Store except for the Licensed Business Area; or arising out of any actual or alleged infringement of any patent or claim of patent, copyright or non-Licensee trademark, service mark, or trade name) outside of the Licensed Business Area, and in all other respects excluding the Licensed Business; or from the omission or commission of any act, lawful or unlawful, outside of the Licensed Business Area, and in all other respects excluding the Licensed Business, by Sears or its directors, officers, employees, agents or independent contractors, whether or not such act is within the scope of the authority or employment of such persons. Sears shall have the exclusive right to control the defense and investigation of any claims, and may employ and engage attorneys of its own choice to manage and defend such claims, at Sears’ cost, risk and expense, provided that Sears and its counsel shall proceed with diligence and good faith with respect thereto. Notwithstanding anything to the contrary set forth in this Section 12.2, Sears shall have no obligation to hold harmless or indemnify Licensee or its directors, officers, employees, agents, independent contractors, parents, subsidiaries or affiliates, (i) to the extent of any negligence or willful misconduct of Licensee or its employees, agents, independent contractors or representatives, or other acts or omissions in contravention of Licensee’s obligations under this Agreement, or (ii) to the extent any claims, demands, actions, lawsuits, proceedings, liabilities, losses, costs or expenses relate to or arise from claims, actions, lawsuits or proceedings for injury or loss to, or in the name of, or otherwise by or on behalf of, Licensee or its employees, agents, independent contractors or representatives. The provisions of this Section shall survive the expiration or termination of the Agreement.

XIII.	INSURANCE
13.1	Types of Insurance.

Licensee shall, at its sole expense, obtain and maintain during the Term of this Agreement the following policies of insurance from companies having a rating of at least A-VII or better in the current Best’s Insurance Reports published by A.M. Best Company and adequate to fully protect Sears as well as Licensee from and against all expenses, claims, actions, liabilities and losses related to the subjects covered by the policies of insurance below:

(a)       Worker’s Compensation insurance covering all costs, benefits and liabilities under Workers Compensation and similar laws which may accrue in favor of any person employed by Licensee for all states in which Licensee operates, and Employer’s Liability insurance with limits of liability of at least $100,000 per accident or disease and $500,000 aggregate by disease. Such insurance shall contain a waiver of subrogation in favor of Sears, where allowed by law. Limits of liability requirements for Employer’s Liability may be satisfied by a combination of Employer’s Liability and Umbrella Excess Liability policies.

(b)       Commercial General Liability insurance, including but not limited to, premises/operations liability, contractual liability, personal and advertising injury liability, and products and completed operations liability, with limits of at least $2,000,000 for bodily injury and property damage combined. Sears shall be named as an additional insured. Limits of liability requirements may be satisfied by a combination of Commercial General Liability and Umbrella Excess Liability policies.

(c)       Motor Vehicle Liability insurance, for owned, non-owned and hired motor vehicles used in connection with the Licensed Business, with limits of at least $1,000,000 for bodily injury and property damage combined. If only private passenger vehicles are owned or shall be used in conjunction with this Agreement, $500,000 combined single limit of liability is acceptable. If no vehicles are owned or leased by Licensee, Licensee shall either purchase Motor Vehicle Liability insurance with coverage for non-owned and hired motor vehicles, or shall cause its Commercial General Liability to be extended so as to provide such coverage, with limits of at least $1,000,000 for bodily injury and property damage combined. Limits of liability requirements may be satisfied by a combination of Motor Vehicle Liability and Umbrella Excess Liability policies.

(d)       “All Risk” Property insurance upon all building improvements and supplies on the premises, including those perils generally covered on a “Cause of Loss - Special Form”, including fire, extended coverage, windstorm, vandalism, malicious mischief, sprinkler leakage, water damage, accidental collapse, in an amount equal to at least 90% of the full replacement cost, with a coverage extension for increased cost of construction, including a waiver of subrogation in favor of Sears.

(e)	Fidelity insurance with limits of liability of at least $50,000.

(f)        Sears agrees that Licensee may self insure for All Risk Property Insurance pursuant to Section 13.1(d) above, including all damages and/or theft of property, furniture, equipment, inventory and merchandise used in connection with the operation of the Licensed Business, regardless for the reason for the damage or loss, provided Licensee will hold Sears harmless from and against any claims or damages to any of Licensee’s assets, including but not limited to Licensee’s property, furniture, equipment, inventory and merchandise.

13.2	Certificates; No Cancellation Without Notice.

Licensee shall furnish Sears with certificates of insurance or, at Sears’ request, copies of policies, prior to execution of this Agreement and upon each policy renewal during the Term of this Agreement. Licensee’s certificates of insurance must provide that if any of the policies described in the certificate is to be cancelled or materially adversely changed before the expiration dates shown, the issuing company will give at least 30 days advance written notice to Sears Certificate Management Services, c/o Near North Technology Services, P.O. Box 811310, Chicago, Illinois 60681-1310, or other address of which Licensee is notified.

13.3	Expiration/Non-Renewal.

If Licensee’s policies of insurance expire or are canceled during the Term of this Agreement or are materially modified, Licensee shall promptly notify Sears of such expiration, cancellation or material modification. If such policies of insurance are materially modified such that, in Sears opinion, such policies do not afford adequate protection to Sears, Sears shall so advise Licensee. Licensee shall furnish to Sears evidence of acceptable replacement coverage upon the expiration or cancellation of coverage or the notification from Sears that the modified policies are not sufficient.

Any approval by Sears of any of Licensee’s insurance policies shall not relieve Licensee of any responsibility under this Agreement, including liability for claims in excess of described limits.

XIV.	TERMINATION
14.1	Termination of License by Sears With Notice.

Sears shall be entitled to terminate this Agreement effective upon delivery of written notice of termination to Licensee if Licensee or its owners or affiliates, as applicable:

(a)       (i) ceases to conduct operations at five (5) or fewer Designated Sears Stores for seven (7) days or more, (ii) ceases to conduct operations at more than five (5) Designated Sears Stores for any lesser period of time, or (iii) fails to commence operation of the Licensed Business at any Designated Sears Store as required in Section 6.3 of this Agreement, and, in any such case, does not resume or commence operations at all such Designated Sears Stores within thirty (30) days after written notice of such cessation or failure to commence operations is delivered to Licensee, except to the extent, if any, that any failure to resume or commence operations is due to (A) a force majeure, provided that Licensee uses best efforts to resume or commence operations as expeditiously as possible, and keeps Sears informed about such efforts and the progress thereof, or (B) a breach by Sears of its obligations under this Agreement, if Sears does not correct such breach within thirty (30) days after written notice of such breach is delivered by Licensee to Sears (which notice shall describe the facts constituting such breach and how such breach prevents Licensee from resuming or commencing operations);

(b)       effects, or permits, or if there otherwise occurs, a Change of Control (as defined in Section 15.1 below) with respect to Licensee, to which Sears has not consented in writing;

(c)       effects, or permits, or if there otherwise occurs, any unauthorized transfer of the Licensed Business, including, without limitation, by means of a sale of all or substantially all of the assets of Licensee used to operate the Licensed Business, or a merger or other business combination having a similar effect, in any case as to which Sears has not consented in writing;

(d)       is convicted of or pleads no contest to a felony, or engages in any conduct that is likely to materially adversely affect the reputation of Licensee, the Licensed Business or Sears;

(e)       makes any unauthorized use, duplication or disclosure of the Confidential Information or Customer Information and does not correct such use, duplication or disclosure within thirty (30) days after written notice of such use, duplication or disclosure is delivered to Licensee;

(f)        fails to cure any violation of Section 5.1 after notice, and within the time period, specified therein;

(g)       fails to secure and maintain insurance coverage as set forth in Section XIII and does not correct such failure within ten (10) days after written notice of such failure is delivered to Licensee;

(h)       becomes insolvent or unable to pay its debts as they mature, commences any proceedings under any bankruptcy or insolvency law, or has proceedings under any bankruptcy or insolvency law commenced against it that have not been vacated or set aside within thirty (30) days from the date of commencement thereof, or is wound up, liquidated or dissolved;

(i)        misuses or makes an unauthorized use of any Mark in a manner adverse to Sears and does not cure such misuse or use, if curable, within thirty (30) days after written notice of such use is delivered to Licensee;

(j)        fails to make payment of any Sears Commissions or any other amounts due Sears, and does not correct such failure within ten (10) days after written notice of such failure is delivered to Licensee; or

(k)       breaches this Agreement in any material respect and does not cure such breach, if curable, within thirty (30) days after written notice of such breach is delivered to Licensee.

14.2	Termination of this Agreement by Licensee With Notice.

Licensee shall be entitled to terminate this Agreement effective upon delivery of notice of termination to Sears if Sears;

(a)       makes any unauthorized use, duplication or disclosure of the Confidential Information or Licensee Confidential Information and does not correct such use, duplication or disclosure within thirty (30) days after written notice of such use, duplication or disclosure is delivered to Sears;

(b)       becomes insolvent or unable to pay its debts as they mature, commences any proceedings under any bankruptcy or insolvency law, or has proceedings under any bankruptcy or insolvency law commenced against it that have not been vacated or set aside within thirty (30) days from the date of commencement thereof, or is would up, liquidated or dissolved;

(c)       misuses or makes an unauthorized use of any of Licensee’s Marks in a manner adverse to Licensee and does not cure such misuse or use, if curable, within thirty (30) days after written notice of such use is delivered to Sears;

(d)       fails to make payment of any amounts due Licensee (other than by exercise of Sears’ rights under Section 9.8), and does not correct such failure within thirty (30) days after written notice of such failure is delivered to Sears; or

(e)       breaches this Agreement in any material respect and does not cure such breach, if curable, within thirty (30) days after written notice of such breach is delivered to Sears.

14.3	Termination on Store Closing

. Sears may, solely at Sears discretion, terminate this Agreement, in part, solely with respect to any affected Licensed Business Area location with reasonable notice, due to the closing of the Designated Sears Store. Notwithstanding the above, Licensee shall not be entitled to notice of such store closing prior to Sears’ public announcement of such closing. Licensee waives any claim it may have against Sears for damages, if any, incurred solely as a result of such closing.

If any Designated Sears Store is damaged by fire or any other casualty so that the Licensed Business Area becomes untenantable, this Agreement may be terminated with respect to such Licensed Business Area location, without penalty and without liability for any damages as a result of such termination, effective as of the date of such casualty, by either party giving the other party written notice of such termination within twenty (20) days after the occurrence of such casualty. If such notice is not given, then this Agreement shall not terminate, but shall remain in full force and effect and the parties shall cooperate with each other so that Licensee may resume the conduct of business as soon as possible.

14.4	Obligations of Licensee Upon Termination.

Upon the termination of this Agreement by expiration of time or otherwise:

(a)       Licensee shall immediately pay all amounts owed to Sears and Sears shall immediately pay all amounts owed to Licensee;

(b)       except as necessary to operate the Licensed Business consistent with subsection (c) below, the parties shall immediately cease use of all Marks that are the property of the other party, the Confidential Information and Customer Information of the other party, and, subject to subsection (d) below, Licensee shall, at Licensee’s expense, immediately remove Licensee’s Equipment from Sears premises and shall, without delay and, at Licensee’s expense, repair any damage to Sears premises caused by such removal, reasonable wear and tear excepted;

(c)       Licensee shall cease conducting the Licensed Business at, and shall in all other respects withdraw from, all Designated Sears Stores commencing on the date this Agreement terminates by expiration of time or otherwise, at a rate of approximately 100

Designated Sears Stores per month (removing all furniture, fixtures and equipment but, at Sears’ option, leaving the carpet in place). Sears and Licensee shall use good faith efforts to agree upon the schedule of particular Designated Sears Stores to be withdrawn from (a “Withdrawal Schedule”); provided that if Licensee and Sears do not reach agreement as to such schedule for any reason on or before the effective date of the termination or expiration of this Agreement, Licensee shall comply with a Withdrawal Schedule determined by Sears based upon logical sequencing and efficient use of Sears’ conversion resources, such as availability of project management and construction crews;

(d)       Licensee shall pay to Sears a $1,500 paint allowance for each Designated Sears Store so withdrawn from as provided in the preceding subsection (c)); and

(e)       Upon (i) expiration of the Term (unless this Agreement is renewed, extended or replaced with a subsequent agreement between Sears and Licensee pursuant to which Licensee continues to operate the Licensed Business in substantially all of the Designated Sears Stores), or (ii) an Extraordinary Termination Event (as defined herein), Sears will have the option to purchase all or some of Licensee’s Equipment at the Fair Market Value thereof (as-is, where-is) as determined by an average of three independent ASA certified equipment appraisals. Licensee shall provide notice to any purchaser of Licensee’s Equipment that Sears’ option rights continue to attach to Licensee’s Equipment despite any conveyance. Licensee shall reasonably cooperate with Sears’ efforts to provide such notice to prospective purchasers or creditors of Licensee. All permanent improvements automatically become Sears’ property upon termination or expiration. For the avoidance of doubt, the option of Sears set forth in this Section 14.4(e) shall not apply to any software or firmware owned or licensed by Licensee. Licensee has previously obtained the written consent of its secured creditors and vendors to Sears’ right to purchase Licensee’s Equipment as provided herein and by which such creditors and vendors agree to release their liens in Licensee’s Equipment upon Sears’ payment of the purchase price for Licensee’s Equipment as provided herein, pursuant to a written instrument for the benefit of Sears (the “Creditor Consent”), and shall cause any future secured creditors to enter into undertakings no less favorable to Sears than the Creditor Consent. Licensee hereby authorizes Sears to cause to be filed UCC financing statements securing Licensee’s obligations to Sears for the sale of Licensee’s Equipment hereunder. As used herein, “Extraordinary Termination Event” shall mean termination of this Agreement (i) by Sears pursuant to Section 14.1(a), Section 14.1(b), Section 14.1(c), Section 14.1(e) (if the unauthorized use, duplication or disclosure is material in scope, quantity, impact or in regard to Licensee’s intent), Section 14.1(i), Section 14.1(k) (if the breach for purposes of Section 14.1(k) is of a material provision of this Agreement); or (ii) by Licensee under Section 14.2 at a time at which Sears was entitled to terminate this Agreement under Section 14.1.

14.5	Closing of Licensed Business at Designated Sears Stores.

Without limiting the generality of Section 1.1, Section 5.3, Section 5.18, or Licensee’s other obligations under this Agreement, Licensee may not cease or substantially limit operations of the Licensed Business at any Designated Sears Store except to the extent, and upon such terms and conditions, as approved by Sears in accordance with studio closing procedures and requirements to be mutually established by the parties.

14.6	Survivability.

No termination of this Agreement, by expiration of time or otherwise, shall relieve the parties of obligations arising before expiration or termination or arising upon or after expiration or termination of this Agreement. Termination of this Agreement, or of a party’s right to conduct the Licensed Business at one or more Designated Sears Stores, shall not constitute an exclusive remedy, and shall be in addition to all other rights and remedies at law or in equity available to such party under the relevant circumstances.

XV.	ASSIGNMENT AND SUBLICENSING
15.1	Assignment by Licensee.

Notwithstanding any other provision contained in this Agreement, Licensee may not assign, transfer, sublicense or convey any of its rights or obligations under this Agreement in whole or in part, and any such assignment, transfer, sublicense or conveyance in contravention of this Section 15.1 is void. Any Change in Control of Licensee which is not approved by Sears in accordance with the terms hereof shall constitute an unauthorized assignment of this Agreement and shall give Sears a termination right under Section 14.1(b). However, notwithstanding anything to the contrary in this Agreement, a Change in Control of Licensee will not violate this Agreement if Licensee has obtained Sears’ prior written consent, which Sears may withhold in its reasonable discretion. Reasonable bases for Sears’ withholding of consent include, but are not limited to, failure to demonstrate the sufficiency of financial resources, industry experience and competence, affiliations with competitors of the Licensed Business, or alignment with Sears’ long term strategy for the portrait studios business as supporting Sears’ full line stores business. Any attempted assignment, transfer, sublicense, conveyance or Change in Control without Sears’ prior written consent is void, is a material breach of this Agreement, and entitles Sears to terminate this Agreement immediately, without liability of Sears to Licensee or to the person or entity acquiring control of Licensee, or to Sears of the person or entity acquiring control of Licensee.

For purposes of this Agreement, a “Change in Control” means (i) any transaction or arrangement the effect of which is that fifty percent (50%) or more of the total voting power entitled to vote in the election of Licensee’s board of directors is held by a person or persons, other than the shareholders of Licensee, who, individually or as a group, held fifty percent (50%) or more of such voting power immediately prior to such event, or (ii) a majority or more of the members of the board of directors of Licensee or CPI is replaced by means of a proxy solicitation not supported by the incumbent President and Chief Executive Officer of Licensee or CPI.

15.2	Assignment by Sears.

This Agreement is fully transferable by Sears and shall inure to the benefit of any transferee or other legal successor to Sears interest herein.

15.3	Binding Nature.

The provisions of this Agreement shall be binding upon Licensee and upon Licensee’s successors and assigns and shall be binding upon and inure to the benefit of Sears, its successors and assigns.

XVI.	MISCELLANEOUS
16.1	Cumulative Remedies.

The remedies provided in this Agreement are cumulative, (including without limitation, rights to terminate this Agreement of the Licensed Business at a Designated Sears Store), and shall not affect in any manner any other remedies that either party may have for any default or breach by the other party. The exercise of any right or remedy shall not constitute a waiver of any other right or remedy under this Agreement or provided by law or equity. No waiver of any such right or remedy shall be implied from failure to enforce any such right or remedy other than that to which the waiver is applicable, and only for that occurrence.

16.2	Severability.

If any provision in this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been included.

16.3	Mediation.

(a)       Except for an action seeking a temporary restraining order or injunction related to the purposes of this Agreement, or the entry and enforcement of any judgment on any award, the parties agree to negotiate in good faith to resolve any dispute arising under this Agreement. The location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the parties. If a determination is made by any party that continuation of the negotiation process is not warranted, the dispute shall be submitted to mediation by a mediator in Chicago, Illinois pursuant to the Commercial Mediation Rules of the American Arbitration Association. Any party may demand such mediation in writing in accordance with the procedures set out in those rules, which shall commence within sixty (60) days of such demand.

(b)       Except as otherwise provided, if a determination is made by any party that continuation of the mediation process is not warranted or if all of the matters in dispute are not resolved through mediation, such party may submit any matter to a court having jurisdiction thereof.

(c)       Either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after mediation is commenced. The temporary or interim relief shall remain in effect pending the outcome of mediation. No such request shall be a waiver of the right to submit any dispute to mediation.

16.4	Governing Law.

This Agreement shall be interpreted and governed by the internal substantive laws of the State of Illinois, without regard to its conflict of law principles. This Agreement shall not be effective until it has been received and executed by Sears in Hoffman Estates, Illinois. The federal and/or state courts of Illinois shall have personal and subject matter jurisdiction over, and the parties each hereby submit to the venue of such courts with respect to any dispute arising pursuant to this Agreement, and all objections to such jurisdiction and venue and hereby waived.

16.5	Obligations of CPI and Affiliates.

CPI hereby joins in and agrees to be bound by this Agreement, on a joint and several basis with respect to all obligations of Licensee under this Agreement. References in this Agreement to Licensee shall mean, and include, all other affiliates of CPI and Licensee who are engaged, directly or indirectly, in the Licensed Business. CPI and Licensee shall cause all such affiliates to comply with the provisions of this Agreement applicable to their respective businesses and activities. The provisions of this Section 16.5 shall not diminish or limit the restrictions set forth in Section 15.1 above.

16.6	Entire Agreement.

This Agreement sets forth the entire agreement and understanding between the parties with respect to the Licensed Business. This Agreement shall not be supplemented, modified or amended except by a written instrument signed by duly authorized representatives of Licensee and Sears, and no person has or shall have the authority to supplement, modify or amend this Agreement in any other manner. This Agreement supersedes and replaces the Original Agreement, the Off Mall Agreement and the Development Agreement, with respect to periods commencing on or after the Commencement Date; provided that this Agreement shall not be deemed a waiver or release of any liabilities or obligations of Licensee under the Original Agreement, the Off Mall Agreement or the Development Agreement, including without limitation, Licensee’s obligations to Sears under that certain Seventh Amendment to License Agreement between Sears and Licensee dated as of August 11, 2003. This Agreement shall be effective when signed by Sears.

16.7	Headings.

The Section titles in this Agreement are for the mere convenience of the parties, and shall not be considered in any construction or interpretation of this Agreement.

16.8	Notices.

All notices provided for or which may be given in connection with this Agreement shall be in writing and given by personal delivery, certified mail with postage prepaid and return receipt requested or its equivalent, such as private express courier, or by facsimile transmission (with a confirmation copy sent by regular mail) Notices given by Licensee to Sears shall be addressed to:

SEARS, ROEBUCK AND CO.

Attention: Licensing Manager,

Licensed Businesses,

Department 725 E3-378B

3333 Beverly Road

Hoffman Estates, Illinois 60179

and to:

SEARS HOLDINGS MANAGEMENT CORP.

Attention: Assistant General Counsel, Specialty Retail

B6-350A

3333 Beverly Road

Hoffman Estates, Illinois 60179

Notices given by Sears to Licensee and/or CPI shall be addressed to:

CONSUMER PROGRAMS INCORPORATED

Attention: President

1706 Washington Avenue

St. Louis, Missouri 63103

Notices if so sent by mail shall be deemed to have been given when deposited in the mail or with the private courier. All changes of address must be communicated to the other party in writing.

-[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK].-

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on their behalf by duly authorized officers or representatives.

SEARS, ROEBUCK AND CO.., for itself and as agent for Citibank South Dakota, N.A. as Merchant under Schedule 9.2A

By:____________________________________

_______________________________________

_______________________________________

_______________________________________

_______________________________________

_______________________________________

_______________________________________

Its: Vice President and General Manager,

Licensed Businesses

LICENSEE:

CONSUMER PROGRAMS INCORPORATED

By:____________________________________

_______________________________________

_______________________________________

_______________________________________

_______________________________________

_______________________________________

_______________________________________

Its: Chief Executive Officer and President

CPI:

CPI CORP.

By:____________________________________

_______________________________________

_______________________________________

_______________________________________

_______________________________________

_______________________________________

Its:

SCHEDULE 2.5(b)

LICENSEE PRIOR MARKS

MYPORTRAITS.COM

SMILE SAVERS PLAN

PORTRAIT ESSENTIALS

PORTRAIT PREVIEW SYSTEM

PORTRAIT PETITES

NOW YOU CAN SEE INSTANTLY HOW GOOD YOUR PORTRAITS WILL BE

WEE LITTLE WEB

DOUBLE FEATURE

PORTRAIT CREATIONS

WE GET THE PICTURE

SCHEDULE 2.5(c)

SEARS LICENSED BUSINESS MARKS

SEARS PORTRAIT STUDIO

BIGSHOTS

TO STOP TIME, START HERE

SOFTONES

SMILE SAVER

SMILE SAVER PLUS

PICTURE PERFECT

CATCH THE MAGIC

WE TAKE A BEAUTIFUL PORTRAIT, YOU MAKE IT YOUR VERY OWN CREATION

BECAUSE PORTRAITS ARE MADE TO BE SHARED

BECAUSE PICTURES ARE MADE TO BE SHARED (assigned to Sears)

EXPERIENCE DIGITAL MAGIC

DIGITAL MAGIC

PICTURE PERFECT PROMISE

SCHEDULE 2.5(d)

NEW LICENSEE MARKS

SCHEDULE 2.5(e)

THIRD PARTY MARKS

KODAK

RHAPSODY (until 12/31/08)

MAGICAL EFFECTS (no longer in use)

SCHEDULE 3.2

ILLUSTRATION OF NET SALES INCREASE

2007 Sales Baseline of $234,686,930	2009	2010	2011	2012	2013
2.5% Increase	$240,554,103	$246,567,956	$252,732,155	$259,050,459	$265,526,720

SCHEDULE 5.13

DISABILITY ACCESS GUIDELINES

The Americans with Disabilities Act and its supporting regulations and guidelines (“ADA”), as well as analogous state and local laws, require retailers (including Company and Licensee) to make their products and services equally available to persons with disabilities. New construction and alterations to existing facilities must comply with the ADA Standards for Accessible Design, which includes detailed provisions for fixtures, elements, spaces, and facilities. In non-altered facilities, retailers must remove barriers when it is readily achievable to do so. State codes have similar or more restrictive requirements.

The ADA and analogous state and local laws also require that individuals with disabilities not be denied the full and equal enjoyment of goods, services, facilities, privileges, advantages, or accommodations. A business that serves the public must ensure equal opportunity for people with disabilities. This includes reasonable modifications to policies and procedures when necessary to provide equal access by customers with disabilities.

Physical Barriers to Access

Licensee must meet all of the requirements of the ADA and other disability laws. Some requirements that may arise in the Licensed Business area include, but are not limited to:

• Maintain at least 36 inches width in the path of travel to, from and within the Licensed Business area. This also means that objects placed in the Licensed Business area should not obstruct a minimum 36-inch path of travel for disabled customers in the portion of the Company store next to the Licensed Business area.

• Maintain adequate clear floor space to, from and within the Licensed Business Area to allow for wheelchair maneuvering, including to allow customers using wheelchairs or scooters to roll up to sales and service counters or tables.

• Maintain a sales counter at which transactions are made that is at least 36 inches long, no more than 34 inches high, and deep enough to allow a disabled customer to sign for a purchase or otherwise transact business on the counter top.

• Seating at not less than 5% of all tables (but at least one table) at which goods or services are displayed, demonstrated or sold must have knee clearance under the table that is at least 27 inches high, 30 inches wide, and 19 inches deep. Table tops must be from 28 to 34 inches high.

• Place merchandise and other items for use by disabled customers so that disabled customers can reach them by a forward or side reach from a seated position in their wheelchairs. If there is adequate maneuvering room for merchandise or other items to be approached from the side, the items must be placed no lower than 9 inches and no higher than 54 inches above the floor. If only a forward approach is available, the items must be placed no lower than 15 inches and no higher than 48 inches above the floor.

Reasonable Modifications of Practices and Procedures

Licensee may also need to use different practices and procedures from those that it uses with other customers in order to accommodate customers with disabilities. Here is a partial list of examples of modifications that Licensee may need to make under the ADA and analogous laws:

• Assisting disabled customers in reaching for or demonstrating use of merchandise.

• Exchanging written notes to allow for dialogue with deaf, hard of hearing or mute customers. In those customer interactions that typically require more extensive dialogue with customers, Licensee may need to provide a certified sign language interpreter, at its own expense and without passing on that expense to the disabled customer.

• Reading aloud from product labels or descriptions for sight-impaired customers.

• Counting out different denominations of currency when making change for sight-impaired customers.

• Keeping aisles and other paths of travel free from temporary barriers or merchandise.

The above information is not legal advice or a complete list of the ADA or state and local access code issues that Licensee may need to address in the Licensed Business. For help in understanding the requirements set forth above and for more details on Licensee’s full obligations under the ADA and analogous state and local laws, please consult with Licensee’s counsel, architect, or disability access experts.

SCHEDULE 5.18

STORE HOUR REDUCTIONS

SCHEDULE 6.9

EXHIBIT A

DESIGNATED SEARS STORES

[INSERT EXHIBIT A]

1

EXHIBIT B

AUTHORIZED MERCHANDISE AND/OR SERVICES

The following items, merchandise lines and/or services are authorized for sale by Licensee in the Licensed Business:

1.	Portrait photography service and photographs
2.	Passport photography service and photographs
3.	Portrait-related retail merchandise (e.g., frames, mats, albums, greeting cards)
4.	Portrait-related promotional merchandise for customer give-aways
5.	Digital images (e.g. Portrait Creations®, proof sheets, portrait restoration)
6.	Internet-based sales of portraits, photographs, digital enhancements and other related products, using Licensee’s creative production and archiving services

Ex. B-1

EXHIBIT C

SEARS COMMISSION

A.	Commissions.

Licensee shall pay Sears commissions on all sales (including sitting and session fees, web-based sales and remote sales agent (“RSA”) sales) made pursuant to the License Agreement (collectively, the “Commission”) as follows:

(a)(i)  [***]4 of total annualized Net Sales during the portion of the Term beginning on the Commencement Date and ending on [***]4, and (ii) [***] of Net Sales during any portion of the Term beginning with [***]4, and thereafter, in each case including RSA and web-based sales to the extent aggregating in excess of [***]4 of all Net Sales;

(b)	[***]4 of Net Sales, for free standing (off-mall) studios; and

(c)[***]4 of Net Sales, for RSA sales and web-based sales, for up to [***]4 of Net Sales constituting RSA sales or web-based sales.

The Commission payable under the preceding clauses (a), (b) and (c) shall be subject to the adjustments set forth in the remainder of this Exhibit C.

B.	Commission Floor.

Licensee shall guarantee to Sears the Commission paid by Licensee to Sears on a same store basis each year, such that the Commission does not fall below the prior year’s same store Commission paid by Licensee to Sears, reduced by any comparable store sales decline at Sears; provided, however, that the overall Commission in any year shall not exceed (i) [***]4 of Net Sales during the portion of the Term beginning on the Commencement Date and ending on December 31, 2013, or (ii) [***]4 of Net Sales for any portion of the Term commencing on January 1, 2014, and thereafter.

The following example is for purposes of illustrating the foregoing provisions, is based upon hypothetical levels of Net Sales:

For example:

If 2008 Commissions Paid to Sears =	[***][5]	[***]5

_________________________

4  CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5  CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Ex. C-1

And 2009 Commissions Paid to Sears = [***]5 [***]5

With the following potential scenarios for Sears store sales:

A.	[***]5
B.	[***]5
C.	[***]5

The following results would occur:

A.	[***]5
B.	[***]5
C.	[***]5

Checking against the Cap (Maximum Commissions):

[***]5

Ex. C-2

EXHIBIT D

ALLOCATION OF COSTS

COST ALLOCATION

Sears and Licensee will each pay for construction of (i) new stores, (ii) relocations, and (iii) remodel projects occurring due to Sears’ overall building or remodeling of a Designated Sears Store, in the proportions resulting from the Construction Responsibility Chart (CRC) included in this Exhibit D, Page D-4.

FINANCIAL RESPONSIBILITIES

Sears will remit payment for the total cost of all projects directly to contractors or workmen performing such work and will invoice Licensee for its share of the expense, if any, at the end of Sears fiscal quarter. Sears shall make a settlement adjustment thirty (30) days after notifying Licensee of the project close out for the quarter and all expenses to be charged to Licensee, pursuant to the CRC.

In the event Licensee disputes the settlement adjustment made by Sears, it shall notify Sears and the parties shall have sixty (60) days from the quarter end settlement adjustment (which was made by Sears) to resolve any such dispute. Any further adjustment due to either Sears or Licensee shall be made pursuant to the quarter end settlement adjustment following the above mentioned sixty (60) days.

Material Charge Backs. When, due to shortages or delays, Licensee provides standard construction materials that are Sears’ financial responsibility, Licensee will remit payment directly to the supplier(s) and will invoice Sears for the expense. The amount of any such invoice submitted by Licensee to Sears shall be deducted from the amount payable by Licensee at the end of the fiscal year quarter during which the Project ended (Sears Billing).

Punch List Charge Backs. Provided the conditions set forth below are met, Licensee shall select and employ the services of a general contractor to complete any remaining punch list items:

(1)	Sears General Contractor is no longer on the job site;
(2)	Licensee has issued written punch list to Sears;

(3)       A period of at least 30 days has elapsed for Sears to complete punch list items;

(4)       Licensee has provided the cost estimates to Sears prior to scheduling any work and such cost estimates have been approved by the Operations Director, Licensed Businesses; and

(5)       the General Contractor retained by Licensee shall be bondable and shall meet all applicable licensing, permitting, insurance and approval requirements established by Sears and/or the governmental bodies of the jurisdiction in which the project is located.

Ex. D-1

Licensee shall remit payment directly to any general contractor retained by Licensee to complete punch list items and shall invoice Sears for the aggregate amounts paid to the general contractor.

The amount of any such invoices submitted to Sears shall be deducted from the total Licensee cost at the project close out (i.e. Sears billing).

Change Orders.

Any changes after approval of final plans by both parties shall be the responsibility of the party initiating the change.

GENERAL RESPONSIBILITIES

Licensee shall be responsible for all furniture, trade fixtures (display units, cabinets, and counters), trade equipment (cameras, lighting units, and computers), Licensee’s POS and peripheral devices (printers, bar-code scanning devices, electronic signature capture devices) and any other items not listed on the CRC Chart (Page D-4) as in effect from time to time.

Sears shall be responsible for all costs associated with bringing electrical panel and service, air conditioning, heating and ventilation ducts into the Licensed Business area. All air conditioning work required by Licensee shall be designed and installed by Sears. Licensee shall provide mechanical drawings identifying the number and location of supply/return air diffuser required. This work shall include, without limitation, connections to supply/return air lines, duct work, supply and return air diffusers, and any circuitry/controls required for the operation of said air conditioning system, and shall be allocated in accordance with the CRC and further outlined in Exhibit D, Page D-4. Any responsibility not provided for in the CRC or this Exhibit D shall be negotiated in good faith by Sears and Licensee.

Licensee shall be responsible for any additional leasehold improvements, including, but not limited to electrical wiring, lighting, air conditioning, heating or ventilation ducts which Licensee feels are required to change or improve the utility service to the Licensed Business area to a level that is greater than the service provided to rest of the Designated Sears Store.

REMODEL PROJECTS AND RELOCATION PROJECTS

Sears Remodel Projects and Sears Relocation Projects – Remodel projects and relocation projects initiated by Sears, typically budget a fixed cost per square foot for store remodeling. In any event, costs for remodel projects and relocation projects initiated by Sears will be borne by Sears and Licensee in the proportions resulting from the CRC.

Licensee Remodel Projects – Costs and expenses for projects requested by Licensee, if approved by Sears, will be borne by Licensee.

ADDITIONAL CAMERA ROOMS

The construction cost of new camera rooms shall be shared between Sears and Licensee in the proportions resulting from the CRC.

Ex. D-2

MAINTENANCE OF FACILITIES

Licensee and Sears will equally share annual maintenance costs for the Licensed Business locations with respect to paint and carpet. Consistent with past practice, Sears otherwise will be responsible for all costs associated with the regular maintenance of the physical facility of the Designated Sears Stores, including electrical service, air conditioning, heating, ventilation, standard lighting (including standard light bulbs), ceiling tiles, and drywall repair. Costs for paint and carpet in any given year shall not exceed [***] in total ([***] per party) without the other party’s prior approval which shall not be unreasonably withheld, delayed or conditioned.

Licensee shall be responsible for all costs associated with maintaining Licensee’s Equipment (including, without limitation, fixtures) and Licensee’s POS in good order and repair.

Ex. D-3

SHC/Sears Portrait Construction Responsibility Chart

ITEM	SUPPLIED		INSTALLED		COST
	SHC	CPI	SHC	CPI	SHC	CPI
CPI Final Drawings		X		X		X
Architectural and Construction Drawings -- for General Space in Store	x		x		x
Architectural and Construction Drawings for Detailed Portrait Studio		x		x		x
Permits and Fees	X		X		X
Carpet/Vinyl flooring (including Shock Pad)	X		X		X
Sears Fixture (Ready) Wall	X		X		X
Slot Wall		X		X		X
Sheet Rock Walls	X		X		X
Walls	X		X		X
Ceiling	X		X		X
HVAC	X		X		X
Fire Sprinkler System	X		X		X
Paint and Painting	X		X		X
Doors	X		X		X
Mirrors		X		X		X
General Lighting/Bulbs	X		X		X
Track and Accent Lighting/Bulbs		X		X		X
Standard Electric Outlets (110 amps)	X		X		X
SHC Point of Sales system	X		X		X
SHC DID Phone Line	X		X		X
CPI Point of Sale system		X		X		X
CPI Private Phone Lines		X		X		X
CPI Data Network and Internet Line		X		X		X
Structural Signing/Cornice Signing	X		X		X
Exterior Signing/SHC & Zoning Approval		X		X		X
Interior Box:
Service Counter/Reception Desk		X		X		X
Cabinets/Fixtures/Furniture		X		X		X
Displays/Equipment/Poster Holder		X		X		X
Other Special Business Requirements		X		X		X

* CPI can elect to have SHC contractor install CPI responsible items, which will then be charged back to CPI.

*** Confidential treatment requested for Schedule 5.18

Ex. D-4